Exhibit 5.1

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

September 2, 2025

Strata Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, PA 19044

Ladies and Gentlemen:

We have acted as counsel to Strata Skin Sciences, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-283418) (as amended, the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) on November 22, 2024, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on December 18, 2024, relating to the registration by the Company of, among other things, common stock, par value $0.001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the Securities Purchase Agreement dated September 2, 2025 (the “Purchase Agreement”) by and between the Company and the purchasers signatories thereto (the “Purchasers”), relating to the offer and sale of an aggregate of 1,097,547 shares of the Company’s Common Stock (the “Shares”) pursuant to the Registration Statement, and the prospectus contained therein, as supplemented by the prospectus supplement dated September 2, 2025 filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, agreements of the Company, forms of agreements and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that the Common Stock will be issued in the manner described in the Registration Statement, the Prospectus Supplement and in accordance with the terms of the Purchase Agreement.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares to be issued by the Company are validly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus Supplement and the Sales Agreement will be validly issued, fully paid and non-assessable.

PENNSYLVANIA	|	NEW JERSEY	|	DELAWARE	|	NEW YORK	|	RHODE ISLAND	|	FLORIDA
A PROFESSIONAL CORPORATION

September 2, 2025

The opinions expressed above are limited to the federal laws of the United States of America and the Delaware General Corporation law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

 We consent to the reference to this opinion and to Stevens & Lee P.C. in the Prospectus Supplement, and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely yours,

/s/ Stevens & Lee, P.C.

STEVENS & LEE, P.C.